EXHIBIT 10.43

FirstEnergy Corp.
Executive and Directors Incentive Compensation Plan
Restricted Stock Agreement

Award No.: 25

Number of Shares Awarded: shares

Date of Grant: August 20, 2004

This Restricted Stock Agreement (“Agreement”) is entered into as of August 20, 2004 between FirstEnergy Corp. (“FE”) and    (“Recipient”).

AWARD

On February 17, 1998, The Board of Directors (“Directors”) of FE adopted the FE Executive and Director Incentive Compensation Plan (“Plan”), which was approved by the common stock shareholders on April 30, 1998, and became effective May 1, 1998. As of the date of this Agreement, per the terms of the Plan, FE grants to the Recipient the above number of restricted shares of FE Common Stock (“Restricted Shares”) per the terms and conditions of Article 8 of the Plan.

GENERAL TERMS

This Agreement is subject to the following terms and conditions as outlined in the Plan:

Restricted Period

1.	Restricted Shares shall not be sold, transferred, pledged, or assigned, until the earliest of:

a)	August 20, 2007;

b)	The date of the Recipient’s death;

c)	The date that the Recipient’s employment is terminated due to Disability (as defined under Section 8.10 of the Plan); or

d)	The date that a Change in Control occurs.

The period from the date of this Agreement until the earliest of the above dates is referred to as the “Restricted Period.”

Registration and Certificate Legend

FE shall register a certificate(s) in the name of the Recipient for the number of Restricted Shares specified above. Each certificate will bear the following legend until the time that Recipient’s employment terminates:

“The sale or transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Executive and Director Incentive Compensation Plan of the FirstEnergy Corp., in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated August 20, 2004. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Corporate Secretary of FirstEnergy Corp.”

Forfeiture

Recipient shall forfeit the Restricted Shares upon the occurrence of any of the following events at any time before the expiration of the Restricted Period:

•	Termination of employment with FE or its subsidiaries for any reason other than death, Disability, involuntary termination under conditions in which the Recipient qualifies for and elects benefits under the FE Severance Benefits Plan, or unless the restrictions are waived or modified in the sole discretion of the Committee.

•	Any attempt to sell, transfer, pledge, or assign the Restricted Shares in violation of the above.

Under the occurrence of any of the above before the expiration of the Restricted Period, the Restricted Shares shall be forfeited to FE and the Recipient’s interest in the Restricted Shares, including the right to vote and receive dividends, shall terminate immediately.

Voting and Dividend Rights

Subject to the above restrictions, the Recipient shall be entitled to all other rights of ownership, including, but not limited to, the right to vote the Restricted Shares and to receive dividends. Dividends payable during the Restricted Period will be automatically reinvested in restricted shares that are subject to the same restrictions above.

Expiration of Restricted Period

Should Recipient’s employment with FE continue after expiration of the Restricted Period, Recipient will not be permitted to sell, transfer, pledge, or assign the Restricted Shares or any shares received as (or through the reinvestment of) dividends upon or adjustments to those shares (collective, the “Transfer Restricted Securities”) until such time as Recipient’s employment with FE and its subsidiaries terminates. Any attempt to sell transfer, pledge, or assign any such transfer on its books or teat any purported transferee of the Transfer Restricted Securities as the owner of such shares for any purpose. The Committee may, however, in its sole discretion waive the foregoing transfer restrictions in whole or in part, and, in addition, the Recipient will be permitted to tender Restricted Shares to FE under Section 16.2 of the Plan to the minimum amount necessary to satisfy tax withholding obligations associated with the Restricted Shares.

Recipient agrees that FE may maintain custody of the certificate or certificates evidencing the Transfer Restricted Securities until the expiration of Recipient’s employment with FE and its subsidiaries in order to enforce the restrictions provided in this Agreement. Upon the termination of Recipient’s employment with FE and its subsidiaries for any reason after (or contemporaneous with) termination of the Restricted Period, Recipient shall be entitled to have the legend removed from the certificate or certificates. FE’s obligation to remove the legend is subject to Recipient making the necessary arrangements with FE to satisfy any withholding obligations.

Effect on the Employment Relationship

Nothing in this Agreement guarantees employment with FE, nor does it confer any special rights or privileges to the Recipient as to the terms of employment.

Adjustments

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination, distribution, or other change in corporate structure of FE affecting the Common Stock, the Committee will adjust the number and class of securities in this restricted stock grant in a manner determined appropriate to prevent dilution or diminution of the stock grant under this Agreement.

Administration

1.	The administration of this Agreement and the Plan will be performed in accordance with Article 3 of the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of the Plan shall be final, conclusive, and binding on all persons.

2.	The terms of this Agreement are governed at all times by the official text of the Plan and in no way alter or modify the Plan.

3.	If a term is capitalized but not defined in this Agreement, it has the meaning given to it in the Plan.

4.	To the extent a conflict exists between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

5.	This Agreement is governed by the laws of the State of Ohio without giving effect to the principles of the conflicts of laws.

FirstEnergy Corp.

By Corporate Secretary

     I acknowledge receipt of this Restricted Stock Agreement and I accept and agree with the terms and conditions stated above.

(Signature of Recipient)

           (Date)

(This is ____’s 1st Restricted Stock Grant)
8/18/04

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